Exhibit 10.1

November 9, 2007

Ms. Lisa Pohmajevich

[Address]

Re:                             Letter Agreement and Release of Claims

Dear Lisa:

In your recent discussions with Conceptus, Inc. (“the Company”), you and the Company have reached agreement on the terms of your departure from the Company.  This Letter Agreement and Release of Claims (“Letter Agreement”) memorializes the terms which have been agreed upon.

1.              Resignation From The Company.  Your employment with the Company will terminate effective November 9, 2007 (the “Separation Date”).  Company records will reflect that your departure is a voluntary resignation.

2.              Consulting Arrangement.  During the six-month period following the Separation Date, you agree to serve as a consultant to the Company (“Consulting Period”).  In your capacity as consultant to the Company, you understand and agree that you will be treated, for all purposes, as an independent contractor, and not a Company employee.  A description of the terms of this consulting arrangement is set forth on Attachment 1 to this Letter Agreement.

3.              Severance Pay Following Consultancy.  Beginning on May 10, 2008 (following the conclusion of the Consulting Period), you will begin receiving severance payments from the Company for a period of six months, ending on November 10, 2008 (the “Severance Period”).  Each such semi-monthly payment will be in the amount of $9,008.6533 (gross), will reflect customary and necessary employee withholdings and deductions, and will be deposited in your account in accordance with the Company’s customary payroll cycle.

4.              Expense Reimbursements.  As set forth in Attachment 1, you will be entitled to reimbursement for all expenses reasonably incurred in your capacity as consultant, consistent with the Company’s normal expense reimbursement policy.

5.              Reimbursement For Health Coverage. The Company will reimburse you for the payments required to continue your medical, dental and vision insurance coverage, pursuant to the terms of COBRA, for the earlier of (a) the 12-month period comprised of the Consulting Period and Severance Period, or (b) such time as you obtain comparable health coverage from another company or source.  You agree to notify the Company promptly in the event you receive such insurance coverage through another company or source, at which point the COBRA reimbursement described in this paragraph will cease.

6.              Stock Options.  You were granted options and awards to purchase shares of Company stock under various Conceptus Stock Option Plans (the “Options”).  The number of your vested options as of the Separation Date, and the purchase price of such options, is set forth on the Personal Options Status Chart attached hereto as Attachment 2.  The options that would have vested during the 12 month of your Consulting Period and Severance Period will be immediately accelerated as of the Separation Date. You will have 90 days from the Separation Date in which to exercise all options and awards you are vested in, including those that have been accelerated.

7.              Bonus.  You will receive 100% of your 2007 target bonus, but only in the event that bonuses are paid to other executives of the Company, payable to you at the same time bonuses are paid to other Company executive. To the extent that you become entitled to a bonus pursuant to the preceding sentence, in all events such bonus will be paid to you in calendar year 2008.

8.              Outplacement Services.  The Company agrees to provide, at no cost to you, outplacement assistance in an amount not to exceed $15,000.

9.              Letter of Recommendation.  The Company agrees to provide a letter of recommendation in mutually agreed-upon language.

10.       Cell Phone.  The Company agrees to let you to retain your Company-provided cell phone number.

11.       No Other Payment Obligations.  You agree that apart from the payments and other consideration described in paragraphs 2-11 above, the Company has paid all salary, wages, bonuses, commissions, expense reimbursements, vacation pay, paid time off, stock or stock option entitlement, and any and all cash compensation, as well as any and all other employee benefits, to which you are entitled.  You further acknowledge that the payments and other consideration described in paragraphs 2-11 above constitute good and sufficient consideration to which you would not otherwise entitled.

12.       No Admission Of Liability.  The Company enters into this Letter Agreement in order to resolve any and all issues, potential disagreements or disputes that may exist with regard to your employment with the Company, the termination thereof, or any other matter or event occurring up to the date of this Letter Agreement.  This Letter Agreement, however, should in no way be construed as an admission of liability or wrongdoing by the Company, or any of the Releasees (as defined in paragraph 13 below), or that you have any legal rights whatsoever against the Company, or the Releasees, except as specifically provided herein.  The Company and Releasees specifically disclaim any liability to or wrongful acts against you.

13.       Release of Claims.  You agree, on behalf of your spouse, heirs and assigns, to irrevocably and unconditionally release, acquit and forever discharge the Company, any parent, subsidiary or affiliated entities, and all current and former Company employees, officers, directors, investors, shareholders, agents, representatives and attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, arising out of or in any way relating to your employment with the Company, the termination thereof, or any matter or event occurring up to the date of this Letter Agreement.

Without limiting the generality of the foregoing, you specifically release the Company and Releasees from any and all claims and disputes arising out of any California, municipal or federal statute, ordinance or regulation, order or common law, including without limitation:  claims for wrongful termination in violation of public policy; claims under the Employee Retirement Income Security Act of 1974, as amended; claims for violation of the California Labor Code or the federal Fair Labor Standards Act, including, without limitation, wage and hour claims, claims for overtime pay and claims for back pay and penalties; claims for discrimination, retaliation or harassment under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act; claims under the Older Workers’ Benefit Protection Act, the state and federal Workers’ Adjustment and Retraining Notification Act; claims under the Family Medical Leave Act and California Family Rights Act; and any and all other claims whatsoever based on contract, quasi-contract, implied contract or tort, including without limitation, defamation, libel, slander, invasion of privacy, interference with business opportunity or with contract, or infliction of emotional distress; claims for breach of the implied covenant of good faith and fair dealing, conspiracy, negligence or negligent misrepresentation; or any claim for bonus or severance pay.  This Letter Agreement extends to any current Company officer, director, executive, employee, consultant, shareholder, investor, agent and attorney, whether or not acting in his or her administrative, individual or any other capacity; however, this Letter Agreement does not extend to claims which cannot, as a matter of law, be waived.

14.       No Other Claims Or Lawsuits.  You represent that, as of the date of this Letter Agreement, you have not filed any complaint, charge, claim or lawsuit against the Company or any of the Releasees, and you further agree that you will not file any complaint, charge, claim or lawsuit against any of the Releasees at any time hereafter for any act or event occurring prior to the date of this Letter Agreement.

15.       Return Of Company Property And Protection Of Conceptus Trade Secrets And Proprietary Information.  You hereby affirm that you have returned to the Company, and have not made or kept copies of any and all Company-owned or Company-issued property, including all documents, data, information, files, reports, emails, spreadsheets, projections, studies, business plans, or any other materials, whether in paper, electronic or other form, belonging to or issued by the Company, or which were received or used by you during your employment with the Company.  You further expressly agree that you will continue to comply with the terms of the Conceptus, Inc. Proprietary Information and Inventions Agreement entered into between you and the Company that you signed on February 8, 2002 (a copy of which is attached hereto as Attachment 3), which terms survive the termination of your employment as well as the expiration of the Consulting Period.  You agree specifically that during the Consulting and Severance Period, you will not engage in any activities on behalf of any other company, person or entity which is competitive with the Company’s hysteroscopic sterilization business, and that if you violate this promise, the Company will consider you to be in breach of your consultancy and will promptly cease any further payments to you during the Consulting Period.

16.       Reference Inquiries.  The Company agrees that if it receives a reference inquiry from a prospective employer or any other third party, the Company will follow its customary practice of providing only dates of employment and last position held.

17.       Confidentiality.  You agree that you will keep the terms of this Letter Agreement completely confidential; provided, however, that you may disclose the terms of this Letter Agreement to your spouse, legal or tax advisors, or if required to do so by law.  This confidentiality provision is an essential and material term of this Letter Agreement but for which the release would not have entered into.

18.       Nondisparagement.  You agree that you will refrain from making any derogatory, disparaging, and/or detrimental statements, either orally or in writing, to any person or third party about the Company or any of the Releasees, including statements about the Company’s products, business, services or current or former employees, directors or investors.  You also agree that you will not act in any manner which might interfere with the business or disparage the reputation of the Company or any of the Releasees.  The Company, for its part, agrees that it will refrain from making any derogatory, disparaging and/or detrimental statements, either orally or in writing, to any other person or third party about you.

19.       Waiver Of All Claims.  You hereby expressly waive any and all rights under Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

You acknowledge that the Company has separately bargained for the foregoing waiver of unknown claims, that you have had an opportunity to review this provision with your attorney, and that you acknowledge that this is a material term of this Letter Agreement.

20.       No Transfer.  You represents that you have not assigned or transferred any claim, or portion thereof, which you have or claim to have, against the Company or the Releasees.  You further agree to indemnify, defend and hold the Company and the Releasees harmless from and against any and all claims based on or arising out of any such assignment or transfer or purported assignment or transfer of any such claim or any portion thereof or interest therein.

21.       Binding Effect.  You acknowledge that this Letter Agreement embodies the terms of a settlement arrived at through negotiations between the parties.  The parties have had an opportunity to review this Letter Agreement with and involve their respective counsel of record.  Therefore, the language of all parts of this Letter Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

22.       No Prior Agreements or Understandings.  You understand that there are no prior agreements or understandings, whether written or verbal, regarding the matters which have been resolved in this Letter Agreement.

23.       Binding On Parties and Representatives.  This Letter Agreement shall be binding upon you, and upon your spouse, heirs, administrators and assigns, and shall inure to the benefit of the Company and to the Releasees, and each of them, and to their respective administrators, representatives, executors, successors and assigns.

24.       Governing Law and Attorneys’ Fees.  This Letter Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California.  In the event that there is any legal proceeding involving the interpretation or enforcement of this Letter Agreement, the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and costs incurred in bringing or defending against such legal proceedings.

25.       Entire Agreement.  This Letter Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

26.       Amendments.  This Letter Agreement can be amended, modified or terminated only by a writing executed by both you and an authorized representative of the Company.

27.       Voluntary Execution.  This Letter Agreement is executed voluntarily by you without duress or influence on the part of the other party or any third person.

28.       Attorneys’ Fees and Costs.  You understand that you are responsible for bearing you own costs and attorneys’ fees incurred in connection with the preparation and negotiation of this Letter Agreement.

29.       Invalid Provisions.  If any provision of this Letter Agreement is deemed to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding.

30.       Facsimile.  The parties agree that this Letter Agreement may be executed using facsimile signatures and that such signatures shall be deemed to be as valid as original signatures.

31.       No Reliance On Company Representations.  You represent and acknowledge that in executing this Letter Agreement, you have not relied on any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Letter Agreement or otherwise.

32.       Rescission And Revocation.  You understand that you have reviewed this Letter Agreement with your attorney, and that you have a period of twenty-one (21) days within which to consider this Letter Agreement before signing it (although you are not required to wait the full twenty-one (21) days before signing).  In addition, you understand that you have the right to revoke this Letter Agreement within seven (7) days of its execution, and that this Letter Agreement is not effective or enforceable until that revocation period has expired.  You understand that if you elect to rescind this Letter Agreement, you must send written notification to Dorothy Garofalo, Director of Human Resources, Conceptus, Inc., 331 E. Evelyn. Mountain View, California  94041.

By dating and signing this Letter Agreement below, you and the Company acknowledge acceptance of and agreement to all of the terms mentioned above.  If you have any further questions, please feel free to give me a call.  We wish you well in your future endeavors.

Very truly yours,

/s/ Mark Sieczkarek
Mark Sieczkarek
President and CEO

I UNDERSTAND AND AGREE TO THE TERMS OUTLINED ABOVE:

Date: November 9, 2007	/s/ Lisa Pohmajevich
Lisa Pohmajevich

ATTACHMENT 1

TERMS OF CONSULTING AGREEMENT

1.                                      Services and payment.  You agree to perform Marketing Consulting Services for the Company during the Consulting Period. In consideration of these services you will  receive payments from the Company for a period of six months, beginning on November 10, 2007 .  Each such semi-monthly payment will be in the amount of $9,008.6533 and will be deposited in your account.

2.                                      Time Commitment.  You are expected to make yourself available to perform the Consulting Services for up to 20 hours per month.

3.                                      Term.  The Consulting Services will last for 6 months, from November 10, 2007 through May 10, 2008, unless the Consulting Agreement is terminated as set forth in paragraph 10 below.

4.                                      Consultant Status.  You understand that you are not an employee of the Company, and therefore you are not entitled to receive any Company-provided employee benefits, except as otherwise expressly set forth in the Letter Agreement and Release of Claims.

5.                                      Primary Company Contact.  Your primary contact with the Company regarding the provision of the Consulting Services will be Dorothy Garofalo in Human Resources.

6.                                      Autonomy and Professionalism.  You agree that you have the qualifications and the ability to perform the Consulting Services in a professional manner, without the control or supervision of the Company.  You will determine the method, details and means of performing the Consulting Services, how much time may be required, and where the Consulting Services should be performed.  You will be responsible for providing your own insurance, as may be required by law.

7.                                      Expense Reimbursement.  You will be reimbursed by the Company for all expenses reasonably incurred in association with the performance of the Consulting Services hereunder, according to the Company’s standard practices.

8.                                      Consultant’s Work For Others.  You may represent and perform services for, or be employed by such additional persons or companies as you see fit, so long as such other work does not compete in any way with the business of the Company.  If at any time during the Consulting Period you engage in activities which in any way compete with the business of the Company, the Company will immediately cease making any further consulting payments to you.

9.                                      Taxation.  Taxes will be your sole responsibility.  The Company will issue to you an IRS Form 1099 related to the Consulting Services, and because you are not an employee, the

                                                Company will not make any deductions from the amounts payable to you for taxes, including state or federal withholdings.

10.                               Termination.  The Company shall have the right to terminate this Consulting Agreement at any time during the Consulting Period; provided, however, that if the Company elects to do so, it agrees to continue to pay you the agreed-upon monthly amount until the end of the Consulting Period, just as if you had continued to perform the Consulting Services through that date.